As filed with the Securities and Exchange Commission on June 29, 2020

Registration No. 333-217164

Registration No. 333-224790

Registration No. 333-226117

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-217164

POST EFFECTIVE AMENDMENT NO. 2 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-224790

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-226117

UNDER

THE SECURITIES ACT OF 1933

ADESTO TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	16-1755067
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3600 Peterson Way, Santa Clara, California	95054
(Address of Principal Executive Offices)	(Zip Code)

Colin Sturt

Senior Vice President, General Counsel

Dialog Semiconductor plc

100 Longwater Avenue

Green Park

Reading RG2 6GP

United Kingdom

+44 (0) 1793 757700

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent For Service)

With copies to:

Keith Flaum

Christopher R. Moore

Hogan Lovells US LLP

4085 Campbell Avenue, Suite 100

Menlo Park, California 94025

Tel.: (650) 463-4000

Fax: (650) 463-4199

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☒

Non-accelerated filer ☐	Smaller reporting company	☐

	Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”), relates to the following registration statements on Form S-3 and Form S-3MEF (each, a “Registration Statement,” and collectively, the “Registration Statements”) of Adesto Technologies Corporation, a Delaware corporation (the “Registrant”):

•                  Registration Statement on Form S-3 (No. 333-217164), filed with the U.S. Securities and Exchange Commission (the “Commission”) on April 5, 2017, registering an indeterminate number of (a) shares of common stock, par value $0.0001 per share (“Common Stock”), of the Registrant, (b) shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), of the Registrant, (c) debt securities (d) warrants to purchase Common Stock, Preferred Stock or debt securities of the Registrant, (e) subscription rights to purchase Common Stock, Preferred Stock or debt securities of the Registrant, and (f) units, consisting of some or all of these securities in any combination, as may be sold from time to time by the Registrant, and an indeterminate number of shares of Common Stock, Preferred Stock and debt securities of the Registrant issuable upon conversion, exchange or exercise of any securities that provide for such issuance, with a maximum aggregate offering price of all securities issued under this Registration Statement not to exceed $20,000,000;

•                  Registration Statement on Form S-3 (No. 333-224790), filed with the Commission on May 9, 2018, as amended by Amendment No. 1, filed with the Commission on June 26, 2018, registering an indeterminate number of shares of Common Stock of the Registrant, with a maximum aggregate offering price not to exceed $40,000,000; and

•                  Registration Statement on Form S-3MEF (No. 333-226117), filed with the Commission on July 10, 2018, for the purpose of registering additional shares of Common Stock of the Registrant for an offering under Registration No. 333-224790 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, with an aggregate offering price not to exceed $6,230,000.

On June 29, 2020, Dialog Semiconductor plc, a company incorporated in England and Wales (“Dialog”), completed the merger contemplated by the Agreement and Plan of Merger, dated as of February 20, 2020 (the “Merger Agreement”), by and among Dialog, the Registrant and Azara Acquisition Corp., a Delaware corporation and a wholly owned direct or indirect subsidiary of Dialog (“Merger Sub”).  Pursuant to the Merger Agreement, Merger Sub was merged with and into the Registrant, with the Registrant surviving the Merger as a wholly owned direct or indirect subsidiary of Dialog (the “Merger”). At the effective time of the Merger (the “Effective Time”), each share of Common Stock outstanding as of immediately prior to the Effective Time (other than (i) shares held, directly or indirectly, by any wholly owned subsidiary of the Registrant, (ii) shares held by the Registrant (or held in the Registrant’s treasury) or held, directly or indirectly, by Dialog, Merger Sub or any other wholly owned subsidiary of Dialog or (iii) shares owned by stockholders of the Registrant who have validly exercised their appraisal rights under Delaware law) was canceled and automatically converted into the right to receive $12.55 in cash, without interest and subject to any required tax withholding.

In connection with the consummation of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements. In addition, in accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities registered under the Registration Statements but not sold under the Registration Statements as of the date hereof, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

2

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reading, England, United Kingdom on June 29, 2020.

Adesto Technologies Corporation

By:	/s/ Colin Sturt
Name:	Colin Sturt
Title:	General Counsel and Secretary

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

3